PARTICIPATION AGREEMENT

THIS AGREEMENT is made and dated effective as of the 1st day of December 2005.

BETWEEN:

PB ENERGY USA LTD., a body corporate having offices at 2223 Folkestone Way, West Vancouver BC Canada V7V 3L2

(hereinafter referred to as “PB”)

OF THE FIRST PART

AND:

EXPLORTEX ENERGY INC., a company incorporated under the laws of the State of Nevada and having offices at Suite 2410, PO Box 11524, 650 West Georgia Street, Vancouver BC, Canada V6B 4N7

(hereinafter referred to as the “Farmee”)

OF THE SECOND PART

(collectively the “Parties”)

WHEREAS:

A.

PB represents, but does not warrant that it holds the right to participate in certain wells (the “Wells”) to be drilled by Star of Texas Energy Services, Inc. (herein referred to as “Star”) at the rate of one Well per month over a 24-month period commencing the effective date of this Agreement.

B.	The Farmee wishes to have the right to earn from PB an assignment, pursuant to the terms and conditions as set out herein, of a portion of PB’s option to acquire an interest in said Wells, and;

C.	PB is willing to grant such right and/or option as provided herein up to a maximum of 25% Working Interest (WI) per Well on a non-exclusive basis subject to availability.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, for and in consideration of $10.00 and the mutual promises and covenants contained herein, to be kept and performed by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	DEFINITIONS

"AMI" means those lands within the Operating Agreement;

"Drilling Unit" means that amount of oil and gas leased land encompassed within the Farmout Lands which should be transferred to the Farmee as part of its interest in the Well or Wells in order to provide the Farmee with a marketable interest in and to the Well or Wells or such larger area as may be transferred to each non-operating participant as provided for under the Operating Agreement;

"Encumbrances" means those royalties and such other encumbrances as may be determined and accepted by the Non Operating participants under the Operating Agreement;

"Farmout Lands" means those oil and gas leased lands including the zones and formations within, upon or under the lands set forth in the Operating Agreement;

“Lands and/or Leased Lands” means the land legally described in the Operating Agreement including such other lands or leased lands as may be included by virtue of the operation of the AMI;

"Operating Agreement" means the 1982 Form 610 AAPL Joint Operating Agreement, including the 1984 COPAS Accounting Procedure;

“Operator” means Star or their assigns;

“Project Payment” mean the 75% Working Interest participants paying 100% of the actual drilling and completion costs;

"Title Documents" means the documents of title to be provided for in the Operating Agreement.

2.	INITIAL WELL

On or before May 31st, 2006, or such other mutually agreed date, the Farmee shall participate in the drilling of a minimum of one well (the “Initial Well”) substantially on the terms set out in the Operating Agreement. The Farmee shall have the option but not the obligation to earn up to a 25% Working Interest (WI) in the Initial Well by paying up to 33.33% of all costs and expenses incurred for the joint account under the Operating Agreement respecting the drilling and completion of said Well to its objective depth.

Star shall provide notice to the Farmee of the drilling of the Initial Well together with the Authority for Expenditure as described below therefore required at least 15 days prior to the anticipated spud date of the Well, and the Farmee shall have 7 days from receipt of such notice to elect by notice in writing to Star to participate in that Well. Failure to respond within such 7-day period shall be deemed an election by the Farmee not to participate. If the Farmee elects or is deemed to elect not to participate in a Well the Farmee shall maintain their right to participate in any Well proposed thereafter.

Once the Initial Well has been drilled to its objective depth the Farmee shall have the right to elect, upon receiving all information available in respect of the Initial Well, to participate in the setting of production casing for and completion of the Initial Well as described in the Authority for Expenditure. If the Farmee elects not to participate in the proposed casing and completion of the Initial Well and such operation is carried out, the Farmee shall be subject to those penalties applicable pursuant to the Operating Agreement.

If all parties with an interest in the Initial Well elect to abandon it, the Farmee shall pay its WI share of all costs associated with the plugging and abandoning the Initial Well.

3.	EARNING

Upon the drilling of the Initial Well to its objective depth pursuant to Clause 2 above, the Farmee will be deemed to have earned a Working Interest in said Initial Well, and in the AMI as described in Clause 4 below.

4.	RIGHT TO PARTICIPATE

Upon the drilling of the Initial Well to its objective depth pursuant to Clause 2 above the Farmee will have earned the right to participate in additional Wells to be drilled by Star within the AMI located in Wise, Denton and Jack Counties in the State of Texas, USA, for a period of 24 months from the date of signing of this Agreement, on the same general terms as the Initial Well.

Additional Wells will generally be located on leased lands in Wise, Denton and Jack Counties in the State of Texas, USA. It has been proposed that the Wells are to be drilled at the rate of one Well per month over the next 24 months. The parties acknowledge that the location and objective depth of the Wells described above may change from time to time and that it is the intention of the parties that the Farmee has the option to participate in up to 24 Wells in accordance with the terms of this Participation Agreement.

From time to time the Farmee may wish to elect not to participate in a Well but shall nonetheless retain the right to participate in any subsequent Well in accordance with the terms of this Participation Agreement. Nothing herein shall require the Farmee to participate or to earn an interest in any future Wells.

5.	COSTS

The estimated gross costs for horizontal drilling and completion attempts per Well is approximately $2,200,000-$2,500,000. The Project Payment, per 1% WI participation, is based on 75% Working Interest participants paying 100% of the actual drilling and completion costs as indicated in the Operating Agreement.

6.	AUTHORIZATION FOR EXPENDITURE

An Authorization for Expenditure for any one Well shall be forwarded to the Farmee prior to commencement of drilling operations in respect of it. This Authorization for Expenditure shall represent the Operator’s good faith estimate of the costs of the Well, and Star shall have the right from time to time to demand and receive from the Farmee no earlier than 30 days prior to the expected spud date of each Well in which the Farmee elects to participate, payment in advance of the Farmee's respective share of the Authorization of Expenditure for the Well as to all amounts up to but not including casing of the Well.

The Farmee shall pay the full amount of the payment so invoiced prior to commencement of drilling operations for that Well. Star shall only use such monies for the Well in question, and shall immediately return such monies to the Farmee if the Well is not drilled or if the monies delivered are in excess of what is required for Farmee's proportionate share of the aforesaid Well drilling expenses.

7.	OPERATING AGREEMENT

All operations will be conducted in accordance with the terms and provisions of the Operating Agreement. Star is designated as Operator of the Well. The Operator will have the right to receive the revenues due the Working Interest owners of the Well and deduct operating and other expenses from the revenue prior to distribution of the revenues. Such provision, however, shall not relieve the Farmee of any personal liability for paying the operating and other expenses attributable to the Well. Star shall have the right to enter into a Gas Purchase Contract binding 100% of the Working Interest owners on said terms and conditions, as Star deems reasonable.

The Operator has the sole right and discretion, at any time and for any reason including new geological information, leasehold title, leasehold availability, gas market availability, contractual commitments, prior sales of a designated leasehold interest to another, to substitute re-entry or drillsite locations and/or refuse to re-enter or drill the Well. In the event of a substitution, the funds for such well that have been contributed shall be used for the purposes of re-entering or drilling and possibly completing the substitute well or wells. In the event the Operator decides not to re-enter or drill the well and does not substitute a well or wells, the Operator shall forthwith return such funds after all cost overages, if any, of the well(s) that have been re-entered or drilled have been determined and the funds are first applied to such overages to extinguish the same.

8.	REPRESENTATIONS AND WARRANTIES

PB and Star make no representation concerning the probable success of the drilling and completion attempts of the Wells and the Farmee acknowledges that it has made its own evaluation of the probable success of such drilling, testing, and completion attempts of the Wells and that the Farmee is highly familiar with oil and gas operations and risks.

9.	RISK

Farmee is advised that its participation in the working interest set forth herein involves a high degree of risk. The Farmee represents that it has read all documents including, but not limited to, this Participation Agreement, estimated reserves and cash flow statements, and the Operating Agreement very carefully, and that it has a high degree of familiarity with oil and gas investments and that it is willing and able to bear the economic risks of an investment in the amount equal to the amount purchased.

10.	SUCCESSORS IN INTEREST

This Participation Agreement and its terms shall not be assigned and/or sold without the prior written consent of the parties hereto, such consent shall not be unreasonably withheld. If the Farmee subsequently transfers any interest or portion of an interest acquired herein, the Farmee agrees to comply with all Laws regarding such transfer and agrees to indemnify and hold Star, it’s officers, and employees harmless from any claims or causes of action which may be brought by any third party to whom the Farmee assigned its Working Interest. Such indemnity shall extend to and include any out-of-pocket costs and attorney’s fees incurred by Star or it’s officers and employees.

11.	CONFLICT

This Participation Agreement shall supersede any prior correspondence or oral communication between the parties regarding terms of this Participation Agreement. This Participation Agreement may only be amended in writing.

In the event that a dispute arises between any of the parties or any of their successors, representatives, agents, officers, or employees, in connection with this participation agreement, the parties hereby expressly agree that such dispute shall be resolved through arbitration rather than litigation, and to submit the dispute to the American arbitration association within five (5) days after receiving a written request to do so. If any parties fail to submit the dispute to arbitration within the specified period, then the requesting party may file any papers necessary to commence arbitration. The parties agree that any hearing scheduled after an arbitration proceeding is initiated by any party shall take place in Austin, Travis County, Texas.

The parties understand that (i) arbitration is final and binding on the parties; (ii) they are waiving their rights to seek remedies in court, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings; (iv) the arbitrator’s award is not required to include factual findings of legal reasoning and any parties right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and (v) the panel of arbitrators will typically include members who were or are affiliated with the oil and gas and securities industries.

12.	JURISDICTION

This Participation Agreement is performable in Travis County, Texas and is construed under the laws of the State of Texas. If any provision of this agreement is invalid or unenforceable in any jurisdiction applicable to this agreement, then, to the extent permitted by Law: (a) all other provisions shall remain in full force and effect in such jurisdiction; and (b) the invalidity or unenforceability of a provision in any jurisdiction shall not affect its validity or enforceability in any other jurisdiction.

13.	BINDING AGREEMENT

This Participation Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

14.	TERM OF AGREEMENT

This Participation Agreement shall have a term of two years from the date of signature and can be terminated by mutual consent of the parties.

15.	SUPERCEDING AGREEMENT

The Non-Participating interest which the Farmee is purchasing is subject to an existing Operating Agreement and such Operating Agreement shall supersede and replace this Participation Agreement upon a successful completion of the Well. The terms and provisions of the Operating Agreement shall be binding upon the parties.

16.	FORCE MAJEURE

If either party is rendered, wholly or in part, unable by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, it shall give the other party prompt written notice of the force majeure with reasonably full particulars concerning it.

Thereupon, so far as the party and its obligations are affected by the force majeure, such obligations shall be suspended during the continuance of the force majeure and for such time thereafter as is reasonably required to resume performance of the obligation following removal of the force majeure situation.

The term “force majeure” as herein employed, shall mean an act of god, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, unusual government action, unusual governmental delay, restraint or inaction, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of that party and which is not caused by its negligence.

17.	TAX PARTNERSHIP OR JOINT VENTURE

It is not intended by the Participation Agreement to create, nor shall this Participation Agreement be construed as creating any relationship between the parties hereto of employer and employees, or any partnership, or association or corporation between the parties hereto. The liabilities of the parties hereto shall be as set forth in this Participation Agreement and PB and the Farmee shall be responsible only for their share of the costs, expenses, debts or obligations incurred hereunder as herein provided. The parties hereto agree as between themselves to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and similar provisions of the statutes of any state. The parties negate any intent to form a partnership or joint venture.

18.	NOTICE

Except as otherwise specifically provided herein, any notice or other communication required hereunder shall be considered as having been given if delivered personally or via facsimile, or if mailed by prepaid postage and addressed to the following addresses respectively:

PB Energy USA Ltd.
2223 Folkestone Way
West Vancouver BC Canada V7V 3L2
Fax: 604-648-8973
Attention: Malcolm Bell

ExplorTex Energy Inc.
Suite 2410, PO Box 11524
650 West Georgia Street
Vancouver BC, Canada V6B 4N7
Fax: 604-682-5564
Attention: Chris Cooper

Star of Texas Energy Services, Inc.
PO Box 4038
Lago Vista, TX USA 78645
Fax: 512-267-4459
Attention: Ray Ledesma

19.	NON-DISCLOSURE

All information regarding a Well shall be held confidential for a period of one (1) year from the drilling of the Well. Neither party shall disclose any such confidential information to third parties without prior consent of the other party unless such disclosure is required by applicable law, rule, order or regulation or by any stock exchange on which that party is or desires to be listed.

20.	ENTIRE AGREEMENT

This Agreement embodies the entire agreement of the parties hereby with respect to the matters herein contained, and it is agreed that the terms, conditions, and stipulations hereof shall not be modified or revoked unless by a written agreement signed by both parties and attached hereto and made a part hereof. Further, the parties acknowledge that they have read this agreement and fully understand each and every term herein or have obtained all necessary advice from counsel prior to their execution of the Agreement below.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement, effective as of the date first above written.

PB ENERGY USA LTD.

By:	“Signed”
Authorized Signatory

EXPLORTEX ENERGY INC.

By:	“Signed”
Authorized Signatory